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                                                                  EXHIBIT 3.1(i)




                          CERTIFICATE OF AMENDMENT OF
                    RESTATED CERTIFICATE OF INCORPORATION OF
                           AMERICAN TELECASTING, INC.


         AMERICAN TELECASTING, INC. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

         1. That the Board of Directors of the Corporation acting at a meeting in accordance with the Corporation's Amended and Restated Bylaws and the General Corporation Law of the State of Delaware, adopted resolutions providing that the Restated Certificate of Incorporation of the Corporation be amended by deleting ARTICLE IV, CAPITAL STOCK, in its entirety and inserting the following in place thereof:


                                   ARTICLE IV

                                 CAPITAL STOCK

                 Section 4.1. Total Number of Shares of Capital Stock. The total number of shares of capital stock of all classes that the Corporation shall have authority to issue is 43,000,000 shares. The authorized capital stock is divided into 3,000,000 shares of Preferred Stock, of the par value of $.01 each (the "Preferred Stock"), and 40,000,000 shares of Common Stock, of the par value of $.01 each (the "Common Stock"). The shares of Common Stock of the Corporation shall consist of two classes, 30,000,000 shares of Class A Common Stock and 10,000,000 shares of Class B Common Stock.

                 Section 4.2. Preferred Stock.

                 (a) The shares of Preferred Stock of the Corporation may be issued from time to time in one or more classes or series thereof, the shares of each class or series thereof to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, as are stated and expressed herein or in the resolution or resolutions providing for the issue of such class or series, adopted by the Board of Directors as hereinafter provided.

                 (b) Authority is hereby expressly granted to the Board of Directors of the Corporation, subject to the provisions of this
         Article IV and to the limitations prescribed by the Delaware General Corporation Law, to authorize the issue of
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         one or more classes, or series thereof, of Preferred Stock and with respect to each such class or series to fix by resolution or resolutions providing for the issue of such class or series the voting powers, full or limited, if any, of the shares of such class or series and the designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof. The authority of the Board of Directors with respect to each class or series thereof shall include, but not be limited to, the determination or fixing of the following:

                          (i)  the designation of such class or series;

                          (ii) the dividend rate of such class or series, the conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes of stock or any other series of any class of stock of the Corporation, and whether such dividends shall be cumulative or noncumulative;

                          (iii) whether the shares of such class or series shall be subject to redemption by the Corporation (in addition to redemption pursuant to Article X hereof) and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption;

                          (iv) the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such class or series;

                          (v) whether or not the shares of such class or series shall be convertible into or exchangeable for shares of any other class or classes of any stock or any other series of, any class of stock of the Corporation, and, if provision is made for conversion or exchange, the times, prices, rates, adjustments and other terms and conditions of such conversion or exchange;

                          (vi) the extent, if any, to which the holders of shares of such class or series shall be entitled to vote with respect to the election of directors or otherwise;

                          (vii) the restrictions, if any, on the issue or reissue of any additional Preferred Stock;

                          (viii) the rights of the holders of the shares of such class or series upon the dissolution of, or upon the distribution of assets of, the Corporation; and

                          (ix) the manner in which any facts ascertainable outside the resolution or resolutions providing for the issue of such class or series shall operate upon the voting powers,





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         designations, preferences, rights and qualifications, limitations or restrictions of such class or series.

                 Section 4.3. Common Stock.

                 (a) The Class A Common Stock and the Class B Common Stock shall be identical in all respects, except that the holders of the Class B Common Stock shall have no voting rights for any purpose whatsoever and the holders of the Class A Common Stock shall, to the exclusion of the holders of the Class B Common Stock, have full voting power for all purposes, except as provided otherwise in the General Corporation Law of the State of Delaware. Subject to all of the rights of the Preferred Stock provided for by resolution or resolutions of the Board of Directors pursuant to this Article IV or by the Delaware General Corporation Law, the holders of Class A Common Stock shall have one vote per share of Class A Common Stock on all matters on which holders of Class A Common Stock are entitled to vote, except as provided in Section 10.1(c).

                 (b) All shares of Common Stock currently issued and outstanding as of the date hereof are shares of Class A Common Stock.

         2. That thereafter at the Annual Meeting of the Stockholders of American Telecasting, Inc., duly called and convened, a majority of the stock of the Corporation entitled to vote thereon approved the foregoing amendment.

         3. That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.


                       (signatures on the following page)





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         IN WITNESS WHEREOF, the Corporation has caused this Certificate of
Amendment to be signed by Robert D. Hostetler, the Chief Executive Officer and President of the Corporation, and attested by Richard F. Seney, the Secretary of the Corporation, as of this ___ day of ________________, 1996.


                                                  By:  /s/ ROBERT D. HOSTETLER
                                                     --------------------------
                                                  Name: Robert D. Hostetler
                                                  Title: Chief Executive Officer
                                                           and President

Attest:

By:  /s/ RICHARD F. SENEY
   --------------------------
Name: Richard F. Seney
Title: Secretary







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